                                                                    Exhibit 99.2

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996




                         Report of Independent Auditors


The Board of Directors and Shareholders
Allergan Ligand Retinoid Therapeutics, Inc.

We have audited the accompanying balance sheets of Allergan Ligand Retinoid Therapeutics, Inc. as of December 31, 1996 and 1995, the related statement of operations for the period June 3, 1995 (date operations commenced) through December 31, 1995 and the year ended December 31, 1996, and the statements of stockholders' equity, and cash flows for the period December 16, 1994 (date of incorporation) through December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allergan Ligand Retinoid Therapeutics, Inc. at December 31, 1996 and 1995, and the results of its operations for the period June 3, 1995 (date operations commenced) through December 31, 1995 and the year ended December 31, 1996, and its cash flows for the period December 16, 1994 (date of incorporation) through December 31, 1995 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                         ERNST & YOUNG LLP


Orange County, California
March 26, 1997

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                                 Balance Sheets


                                                                                   December 31,
                                                                           1996                     1995
                                                                           ----                     ----
ASSETS
Current assets:
   Cash and cash equivalents                                       $ 29,897,327             $ 79,792,554
   Marketable securities                                             20,394,182                       --
   Interest receivable and other current assets                         720,009                  335,001
                                                                   ------------             ------------
Total current assets                                               $ 51,011,518             $ 80,127,555
                                                                   ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable to Allergan, Inc.                              $    812,710             $  1,038,409

   Accounts payable to Ligand Pharmaceuticals Incorporated            3,076,478                1,847,825

   Accrued offering costs                                                    --                  434,759

   Other accounts payable and accrued liabilities                       260,733                  330,611
                                                                   ------------             ------------
Total current liabilities                                             4,149,921                3,651,604

Stockholders' equity:
   Callable Common Stock, $.001 par value, 3,250,000 shares
      authorized, issued and outstanding                                  3,250                    3,250

   Special Common Stock, $1 par value, 1,000 shares authorized,
      200 shares issued and outstanding                                     200                      200

   Additional paid-in capital                                        94,256,046               94,256,046

   Unrealized holding loss on marketable securities                    (169,753)                      --

   Accumulated deficit                                              (47,228,146)             (17,783,545)
                                                                   ------------             ------------
Total stockholders' equity                                           46,861,597               76,475,951
                                                                   ------------             ------------
                                                                   $ 51,011,518             $ 80,127,555
                                                                   ============             ============

See accompanying notes.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                           Statements of Operations


                                                                                          June 3, 1995 (date
                                                                                         operations commenced)
                                                                     1996                to December 31, 1995
                                                                     ----                --------------------

Interest income                                                  $  3,626,713                  $  2,863,989
Costs and expenses:
   Research and development expenses                               31,726,438                    19,495,346
   General and administrative expenses                              1,344,876                     1,152,188
                                                                -------------                --------------
      Total costs and expenses                                     33,071,314                    20,647,534
                                                                ------------                 -------------

Net loss                                                         $(29,444,601)                 $(17,783,545)
                                                                 ============                  ============

Net loss per callable common share                                     $(9.06)                       $(5.47)
                                                                       ======                        ======


Weighted average callable common shares outstanding                 3,250,000                     3,250,000
                                                                 ============                  ============

See accompanying notes.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                       Statements of Stockholders' Equity

         December 16, 1994 (date of incorporation) to December 31, 1996


                                                                                        UNREALIZED
                                        CALLABLE          SPECIAL                         HOLDING
                                      COMMON STOCK      COMMON STOCK      ADDITIONAL      LOSS ON                        TOTAL
                                    ----------------   ---------------     PAID-IN      MARKETABLE     ACCUMULATED   STOCKHOLDERS'
                                    SHARES    AMOUNT   SHARES   AMOUNT     CAPITAL      SECURITIES       DEFICIT       EQUITY
                                  -----------------------------------------------------------------------------------------------
Shares issued upon incorporation
 - December 16, 1994
 (date of incorporation)                 --   $   --    200      $200    $        --    $      --     $         --   $       200
                                  ----------------------------------------------------------------------------------------------
Balance at December 31, 1994             --       --    200       200             --           --               --           200

Issuance of callable common
 stock in initial public
 offering, net of offering
 costs of $5,740,704              3,250,000    3,250     --        --     26,756,046           --               --    26,759,296

Contribution from Allergan, Inc.         --       --     --        --     50,000,000           --               --    50,000,000

Contribution from Ligand
 Pharmaceuticals Incorporated            --       --     --        --     17,500,000           --               --    17,500,000

Net loss                                 --       --     --        --             --           --      (17,783,545)  (17,783,545)
                                  ----------------------------------------------------------------------------------------------
Balance at December 31, 1995      3,250,000    3,250    200       200     94,256,046           --      (17,783,545)   76,475,951

Net loss                                 --       --     --        --             --           --      (29,444,601)  (29,444,601)
Unrealized holding loss
 on marketable securities                --       --     --        --             --    (169,753)               --      (169,753)
                                  ----------------------------------------------------------------------------------------------
Balance at December 31, 1996      3,250,000   $3,250    200      $200    $94,256,046   $(169,753)     $(47,228,146)  $46,861,597
                                  ==============================================================================================

See accompanying notes.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                           Statements of Cash Flows

         December 16, 1994 (date of incorporation) to December 31, 1996

                                                            1996             1995
                                                            ----             ----
Operating activities:
  Net loss                                              $(29,444,601)     $(17,783,545)

  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Changes in operating assets and liabilities:
      Interest receivable and other current assets          (385,008)         (335,001)
      Accounts payable to Allergan, Inc.                    (225,699)        1,038,409
      Accounts payable to Ligand Pharmaceuticals
       Incorporated                                        1,228,653         1,847,825
      Accrued offering costs                                (434,759)          434,759
      Other accounts payable and accrued liabilities         (69,878)          330,611
                                                        ------------      ------------
Net cash used in operating activities                    (29,331,292)      (14,466,942)

Investing activities:
  Purchase of marketable securities                      (20,563,935)               --

Financing activities:
  Proceeds from issuance of callable common stock
    in initial public offering, net                               --        26,759,296
  Proceeds from issuance of special common stock                  --               200
  Contribution from Allergan, Inc.                                --        50,000,000
  Contribution from Ligand Pharmaceuticals
   Incorporated                                                   --        17,500,000
                                                        ------------      ------------
  Net cash provided by financing activities                       --        94,259,496
                                                        ------------      ------------
Net increase (decrease) in cash and cash equivalents     (49,895,227)       79,792,554
Cash and cash equivalents at beginning of period          79,792,554                --
                                                        ------------      ------------
Cash and cash equivalents at end of period              $ 29,897,327      $ 79,792,554
                                                        ============      ============

See accompanying notes.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                         Notes to Financial Statements

                               December 31, 1996

1. ORGANIZATION AND BUSINESS OPERATIONS

BUSINESS

Allergan Ligand Retinoid Therapeutics, Inc. (the Company) was incorporated in Delaware in 1994 and commenced operations on June 3, 1995 to continue the efforts of the Allergan Ligand Joint Venture (Joint Venture), established by Allergan, Inc. (Allergan) and Ligand Pharmaceuticals Incorporated (Ligand) in June 1992, to discover, develop and commercialize drugs based on retinoids (the Products).

On June 3, 1995, the Company and Ligand completed a public offering (the Offering) of 3.25 million units, each unit consisting of one share of the Company's callable common stock and two warrants, each to purchase one share of Ligand common stock. The Offering raised net proceeds for the Company of $26.8 million. At the completion of the Offering, Ligand contributed $17.5 million in cash, as well as warrants in exchange for (i) a right to acquire all of the Callable Common Stock at specified future dates and amounts and (ii) a right to acquire all rights to the Panretin (ALRT1057) products, jointly with Allergan, currently under development by the Company. At the same time, Allergan contributed $50.0 million in cash to the Company in exchange for (i) the right to acquire one-half of all technologies and other assets in the event Ligand exercises its right to acquire all of the Callable Common Stock, (ii) a similar right to acquire all of the Callable Common Stock if Ligand does not exercise its right and (iii) a right to acquire all rights to the Panretin (ALRT1057) products, jointly with Ligand.

         ALRT's Board of Directors recently approved a research and development plan for the year ending December 31, 1997 which represents an acceleration in spending on ALRT's retinoid programs. The accelerated spending is the result of more rapid discovery and development of a significantly larger library of viable retinoid compounds than anticipated at the time of formation of ALRT. ALRT anticipates the acceleration in spending could result in the use of substantially all of the funds available for research and development remaining in ALRT in late 1997 or early 1998. Ligand and Allergan have certain purchase options over the Callable Common Stock and the assets of ALRT which could be triggered by the use of substantially all of ALRT's funds. There can be no assurance that Ligand or Allergan will exercise these options.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                   Notes to Financial Statements (continued)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF BUSINESS RISK

The Company conducts research and development for the purpose of identifying and developing retinoid drugs for therapeutic uses and is subject to intense competition and technological changes in the biotechnology industry. The Company is also dependent upon Allergan and Ligand who are primarily responsible for research, development, marketing and manufacturing on behalf of the Company.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists of demand deposits and bank certificates of deposit carried at cost which approximates fair value.

MARKETABLE SECURITIES

Marketable securities consist of United States Treasury Bills and debt instruments of financial institutions and corporations with strong credit ratings. The Company determines the fair value of marketable securities based upon quoted market values. At December 31, 1996, the fair value of marketable securities was $169,753 less than cost. Such reduction in value was recorded as a charge in stockholders' equity as the marketable securities are available for sale.

CONCENTRATION OF CREDIT RISKS

The Company invests its excess cash in certificates of deposit and marketable securities. The Company has established guidelines with respect to diversification and maturities designed to maintain safety and liquidity.

RESEARCH AND DEVELOPMENT EXPENSES

The Company contracts with Allergan and Ligand to conduct research, development and initial clinical testing. The costs of such work are expensed as incurred.

INCOME TAXES

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                   Notes to Financial Statements (continued)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER CALLABLE COMMON SHARE

Net loss per callable common share is calculated by dividing the net loss by the number of callable common shares outstanding, which was 3,250,000 at all times during the period from commencement of operations following the closing of the initial public offering on June 3, 1995 to December 31, 1996.

3. RELATIONSHIP WITH ALLERGAN AND LIGAND

TECHNOLOGY LICENSE AGREEMENT

Under a technology license agreement (the License), the Company has an exclusive license to use the retinoid technologies developed first by Allergan and Ligand and subsequently by the Joint Venture. The License granted is subject to certain exceptions that allow Allergan and Ligand to pursue limited research activities and development and commercialization of certain products. In consideration for the License, the Company will pay to Allergan and Ligand a royalty aggregating 3% of net sales of Products under the License during the life of applicable patents or, in certain circumstances, for 10 years.

RESEARCH AND DEVELOPMENT AGREEMENT

The Company entered into a research and development agreement (the Development Agreement) under which Allergan and Ligand perform research and development for the Company on retinoid compounds and products in accordance with annual budgets and development plans jointly proposed by Allergan and Ligand and approved by the Company's Board of Directors. Under the Development Agreement, the Company has agreed to reimburse Allergan and Ligand for their internal costs plus 10% and the cost of services performed by third parties. Total amounts charged to the Company during 1996 and 1995 by Allergan and Ligand under the Development Agreement were (in millions):

                                                 1996                   1995
                                                 ----                   ----
Allergan                                        $10.6                 $  6.6
Ligand                                           21.8                   12.7

If the Company discontinues development of compounds meeting certain criteria, Allergan and Ligand are entitled to develop and commercialize such compounds using their own funds. The Company is entitled to receive a royalty equal to 6% of net sales of any such independently developed products. The Company also has the right to reacquire any such product prior to the earlier of the commencement of Phase III clinical trials for such product or the exercise or expiration of the Stock Purchase Option, for an amount equal to costs incurred by Allergan and/or Ligand plus interest at 25% per year. Additionally, with respect to any reacquired product, the Company will pay a royalty equal to 4% of net sales to the developing party.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                   Notes to Financial Statements (continued)


3. RELATIONSHIP WITH ALLERGAN AND LIGAND (CONTINUED)

COMMERCIALIZATION AGREEMENT

The Company also entered into a commercialization agreement (the
Commercialization Agreement) which provides for the marketing, manufacture and sale by Allergan and/or Ligand of the Products developed under the Development Agreement which have received regulatory approval for commercial sale.

SERVICES AGREEMENT

The Company also entered into a services agreement (the Services Agreement) under which Allergan and Ligand provide management and administrative services to the Company at 110% of direct and indirect costs for services performed internally by Allergan and Ligand and on a cost reimbursement basis for services performed by third parties. Total amounts charged to the Company during 1996 and 1995 by Allergan and Ligand for these services under the Services Agreement were (in millions):

                                                 1996                   1995
                                                 ----                   ----
Allergan                                         $0.1                   $0.1
Ligand                                            0.1                    0.1

PANRETIN (ALRT1057) PURCHASE OPTION

The Company has granted Allergan and Ligand an option (the Panretin (ALRT1057) Purchase Option) to acquire the Company's Panretin (ALRT1057) Products. Unless the Panretin (ALRT1057) Purchase Option has been terminated as to either Allergan or Ligand as a result of default under the agreement (in which case the Panretin (ALRT1057) Purchase Option will only be exercisable by the party for which such option has not been terminated), Allergan and Ligand, jointly, may exercise the Panretin (ALRT1057) Purchase Option beginning on the earlier of (i) June 3, 1997 or (ii) the receipt of regulatory approval for commercial sale of any Panretin (ALRT1057) Product in the United States or in certain other major countries and ending on the earlier of (a) 90 days after receipt of such regulatory approval or (b) June 3, 2000. Additionally, the Panretin (ALRT1057) Purchase Option will terminate on the date the Stock Purchase Option is exercised or expires.

The Panretin (ALRT1057) Purchase Option exercise price is $21.4 million prior to June 3, 1998 and increases in equal amounts on a quarterly basis to $27.8 million on March 3, 1999 and to $36.2 million on March 3, 2000. The exercise price may be paid in cash, shares of Allergan or Ligand, or any combination thereof.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                   Notes to Financial Statements (continued)


3. RELATIONSHIP WITH ALLERGAN AND LIGAND (CONTINUED)

The Company may not distribute or otherwise expend any proceeds received upon the exercise of the Panretin (ALRT1057) Purchase Option until the earlier of the exercise or expiration of the Stock Purchase Option.

4. STOCKHOLDERS' EQUITY

STOCK PURCHASE OPTION

The Company's Callable Common Stock is subject to a Stock Purchase Option agreement pursuant to which Ligand and, in the event not exercised by Ligand, Allergan may purchase all, but not less than all, of the Callable Common Stock outstanding at specified prices, subject to adjustment. The option becomes exercisable on the earlier of (i) June 3, 1997 or (ii) the quarter in which the Company's available funds, as defined, decline below $10 million and expires on the earlier of (a) June 3, 2000 or (b) 90 days subsequent to such a decline in cash. The option is not exercisable prior to June 3, 1998 unless the available funds are less than $60 million at the date of exercise.

The Stock Purchase Option exercise price is $21.97 per share prior to June 3, 1998 and increases in equal amounts on a quarterly basis to $28.56 per share on March 3, 1999 and to $37.13 per share on March 3, 2000. The exercise price may be paid in cash, shares of Allergan or Ligand, or any combination thereof.

The Company may not, until the expiration of the Stock Purchase Option, pay any dividends, issue additional shares of capital stock, borrow money in excess of $1 million, merge, liquidate or sell all or substantially all of its assets.

WARRANTS

Each unit sold by the Company in its initial public offering includes two warrants, each warrant giving the holder the right to purchase one share of Ligand common stock at a price of $7.12 per share. The warrants are exercisable at any time from June 3, 1997 through June 2, 2000, subject to certain acceleration provisions including the exercise or expiration of the Stock Purchase Option. The warrants will trade with the Company's Callable Common Stock as units until they become exerciseable on June 3, 1997. After such date, the warrants will separate from the Company's common stock and become independently tradable.

                  FINANCIAL INFORMATION EXTRACTED FROM ALRT'S
                  ANNUAL REPORT FILED ON FORM 10-K, AS AMENDED,
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996


                  Allergan Ligand Retinoid Therapeutics, Inc.

                   Notes to Financial Statements (continued)

4. STOCKHOLDERS' EQUITY (CONTINUED)

SPECIAL STOCK

The Company has issued 200 shares of Special Stock to Allergan and Ligand. The holders of shares of Special Stock are not entitled to vote, except: (i) as required by law and (ii) to elect two directors of ALRT, voting as a separate class. ALRT's Board of Directors consists of a total of five directors. When entitled to vote, each holder of Special Stock has one vote for each share standing in his or her name.

The holders of shares of Special Stock do not have the right to any profits of ALRT as a result of the ownership of such shares. In the event of the liquidation, dissolution or winding up of ALRT, holders of the Callable Common Stock shall have a priority over the holders of the Special Stock with respect to return of capital, and the holders of the shares of Special Stock shall not otherwise be entitled to participate in any way in the profits or assets of ALRT.

In addition, until the Stock Purchase Option is exercised or terminates unexercised, ALRT cannot, without the affirmative vote of the holders of a majority of the issued and outstanding shares of Special Stock, voting separately and as a class: (i) issue any additional shares of capital stock through a stock split, sale, reorganization or otherwise, (ii) alter, change or amend the rights, powers, preferences and restrictions of the Special Stock,
(iii) alter or change the provisions of ALRT's Certificate of Incorporation relating to ALRT's capital stock and the Stock Purchase Option, (iv) merge, consolidate or reorganize ALRT with or into any other corporation, (v) sell, liquidate or otherwise dispose of all or substantially all of the assets of ALRT, (vi) borrow an aggregate of in excess of $1 million outstanding at any one time, (vii) declare or pay dividends or make any other distributions to stockholders or (viii) adopt, amend or repeal the Bylaws of ALRT.

5. INCOME TAXES

Valuation allowances of $21 million at December 31, 1996 and $7.6 million at December 31, 1995 have been recognized as offsets to the deferred tax assets as realization of such assets is uncertain. Significant components of the Company's deferred tax assets as of December 31, 1996 and 1995 are (in thousands):

                                                      DECEMBER 31, 1996            DECEMBER 31, 1995
                                                      -----------------            -----------------
Deferred tax assets:
  Net operating loss carryforwards                        $16,076                       $ 6,777
  Research and development credits                          2,440                           327
  Capitalized costs and other                               2,470                           482
                                                          -------                       -------
Total deferred tax assets                                  20,986                         7,586
Valuation allowance for deferred tax assets               (20,986)                       (7,586)
                                                          -------                       -------
Net deferred tax assets                                   $    --                       $    --
                                                          =======                       =======


At December 31, 1996, the Company had federal and California net operating loss carryforwards of approximately $45.5 million and $2.4 million, respectively. The federal and California tax loss carryforwards will expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards totaling $1.5 million and $1.3 million, respectively, which will begin to expire in 2010 unless previously utilized.